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                                                                  Exhibit 99.1

CALYPTE BIOMEDICAL ANNOUNCES $2.5 MILLION INVESTMENT

ALAMEDA, CA., July 31, 2003 --PRNewswire-FirstCall -- Calypte Biomedical Corporation (OTC Bulletin Board: CYPT), the developer and marketer of the only two FDA approved HIV-1 antibody tests for use with urine samples, today announced the receipt of a $2,500,000 investment from Marr Technologies Limited in exchange for 8,333,333 shares of CYPT common stock, priced at $0.30 per share with a one-year lock-up.

In conjunction with the investment, Calypte has agreed to add two individuals from Marr to the Calypte Board of Directors. The two companies have also signed a Memorandum of Understanding ("MOU") regarding the formation of a joint venture in China, with the intent of creating a platform for distribution and sale of Calypte's products in China. All of Calypte's existing distribution agreements will continue under the terms of this agreement.

Commenting on the agreement, Tony Cataldo, Calypte's Executive Chairman stated, "We are delighted by the confidence shown by Marr Technologies as evidenced by the valuation placed on this investment. Through the execution of today's MOU, we believe we not only are afforded the capital necessary to greatly enhance our international presence but to also manage the substantial increase in demand as a result of this joint venture."





ABOUT MARR TECHNOLOGIES LIMITED
Marr Technologies Limited is a member of the Marr Group of companies (the "Group"). The Group is a private group controlled by the Safin family and administered from London. Marat Safin, a London School of Economics graduate, is the President of the Group. The Group has a large and diverse number of investments and projects globally, principally in Europe, the Far East, the Middle East and the CIS, with substantial investments in telecoms and technology projects. The Group has made significant progress in placing products and services of its group companies in the Chinese market and believes that its experience in China will greatly benefit the joint venture with Calypte.




ABOUT CALYPTE BIOMEDICAL

Calypte Biomedical Corporation, headquartered in Alameda, California, is a public healthcare company dedicated to the development and commercialization of urine-based diagnostic products and services for Human Immunodeficiency Virus Type 1 (HIV-1), sexually transmitted diseases and other infectious diseases. Calypte's tests include the screening EIA and supplemental Western Blot tests, the only two FDA-approved HIV-1 antibody tests that can be used on urine samples, as well as an FDA-approved serum HIV-1 antibody Western Blot test. The company believes that accurate, non-invasive urine-based testing methods for HIV and other infectious diseases may make important contributions to public health by helping to foster an environment in which testing may be done safely, economically, and painlessly.


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Statements in this press release that are not historical facts are forward-looking statements within the meaning of the Securities Act of 1933, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, our ability to obtain additional financing and access funds from our existing financing arrangements that will allow us to continue our current and future operations and whether demand for our product and testing service in domestic and international markets will continue to expand. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in the Company's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact the Company's success are more fully disclosed in the Company's most recent public filings with the U.S. Securities and Exchange Commission ("SEC"), including its annual report on Form 10-K for the year ended December 31, 2002 and its subsequent filings with the SEC.

SOURCE Calypte Biomedical Corporation

CONTACT: Tim Clemensen of Rubenstein Investor Relations, +1-212-843-9337/for Calypte Biomedical, Richard Brounstein, CFO,+1-510-749-5100.


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